EXHIBIT 99.2

FORM OF LETTER TO NOMINEE

REYNOLDS GROUP ISSUER INC.
REYNOLDS GROUP ISSUER LLC
REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.

OFFER TO EXCHANGE
ANY AND ALL OUTSTANDING

7.750% Senior Secured Notes due 2016
8.500% Senior Notes due 2018
7.125% Senior Secured Notes due 2019
9.000% Senior Notes due 2019
7.875% Senior Secured Notes due 2019
9.875% Senior Notes due 2019 (originally issued on August 9, 2011)
9.875% Senior Notes due 2019 (originally issued on February 15, 2012)
6.875% Senior Secured Notes due 2021
8.250% Senior Notes due 2021
for
a Like Principal Amount of Corresponding New Notes
Registered Under the Securities Act of 1933, as amended (the “Securities Act”)

SOLICITATION OF CONSENTS TO THE PROPOSED AMENDMENTS TO THE INDENTURE GOVERNING THE 9.875% SENIOR NOTES DUE 2019 (ORIGINALLY ISSUED ON FEBRUARY 15, 2012)

To: Registered Holders and the Depository Trust Company (“DTC”) Participants:

Enclosed are the materials listed below relating to the offer by Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, and Reynolds Group Issuer (Luxembourg) S.A. (collectively, the “Issuers”), to exchange their 7.750% Senior Secured Notes due 2016, 8.500% Senior Notes due 2018, 7.125% Senior Secured Notes due 2019, 9.000% Senior Notes due 2019, 7.875% Senior Secured Notes due 2019, 9.875% Senior Notes due 2019 (originally issued on August 9, 2011), $1,250,000,000 aggregate principal amount of their 9.875% Senior Notes due 2019 (originally issued on February 15, 2012), 6.875% Senior Secured Notes due 2021 and 8.250% Senior Notes due 2021 (collectively, the “Old Notes”), for a like principal amount of their new 7.750% Senior Secured Notes due 2016, 8.500% Senior Notes due 2018, 7.125% Senior Secured Notes due 2019, 9.000% Senior Notes due 2019, 7.875% Senior Secured Notes due 2019, 9.875% Senior Notes due 2019 (originally issued on August 9, 2011), 9.875% Senior Notes due 2019 (originally issued on February 15, 2012), 6.875% Senior Secured Notes due 2021 and 8.250% Senior Notes due 2021, which have been registered under the Securities Act (collectively, the “New Notes”), from the registered holders thereof (each, a “Holder” and, collectively, the “Holders”), upon the terms and subject to the conditions set forth in the Issuers’ Prospectus, dated          , 2012, and the related Letter of Transmittal and Consent (the “Letter of Transmittal”), which together constitute the “Exchange Offer”.

The Issuers are also soliciting consents from Holders of the 9.875% Senior Notes due 2019 (originally issued on February 15, 2012) (the “February 2012 Notes”), upon the terms and subject to the conditions set forth in the Letter of Transmittal and in the Prospectus, to eliminate or amend substantially all of the restrictive covenants, and modify certain of the events of default and various other provisions, contained in the indenture governing the February 2012 Notes (collectively, the “Proposed Amendments”). Holders may not deliver consents to the Proposed Amendments without tendering their old February 2012 Notes, and holders may not tender their old February 2012 Notes without delivering the related consents. The tender of old February 2012 Notes pursuant to the Exchange Offer will be deemed to automatically constitute delivery of a consent with respect to the old February 2012 Notes tendered, except as provided herein. All references to procedures for tendering old February 2012 Notes shall include such deemed delivery of consents.

Enclosed herewith are copies of the following documents:

1. Prospectus, dated          , 2012 (as the same may be amended or supplemented from time to time, the “Prospectus”);

2. The Letter of Transmittal for your use and for the information of your clients;

3. A form of Letter to Clients which may be sent to your clients for whose account(s) you hold Old Notes registered in your name or the name of your nominee; and

4. An Instruction to the Registered Holder and/or DTC Participant from Beneficial Owner, with space provided for obtaining your clients’ instructions with regard to the Exchange Offer.

We urge you to contact your clients promptly.  Please note that the Exchange Offer will expire at 5:00 P.M., New York City time, on          , 2012 (the “Expiration Date”), unless the offer is extended, in which case “Expiration Date” means the latest date and time to which the Exchange Offer is extended.

The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each tendering Holder of Old Notes will represent to the Issuers that (i) any New Notes acquired in exchange for Old Notes tendered thereby will be acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the tendering Holder, (ii) neither such Holder nor any such other person has any arrangements or understandings with any person to participate in the distribution of the New Notes within the meaning of the Securities Act and (iii) neither such Holder nor any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of the Issuer or, if it is such an affiliate, such Holder or any such other person, as applicable, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each tendering Holder that is, or is tendering Old Notes on behalf of any other person that is, a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, will represent to the Issuers that the Old Notes to be exchanged for the New Notes were acquired by such Holder or any such other person, as applicable, as a result of market-making activities or other trading activities, and acknowledges and represents that such Holder or any such other person, as applicable, will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By so acknowledging and representing, by delivering such a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder and/or DTC Participant from Beneficial Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

The Issuers will not pay any fee or commission to any broker or dealer to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Issuers will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 12 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

Any inquiries you may have with respect to Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York Mellon, the Exchange Agent for the Exchange Offer, at the address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

REYNOLDS GROUP ISSUER INC.
REYNOLDS GROUP ISSUER LLC
REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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